Exhibit 6.7

EXHIBIT A

PLACEMENT AGENT SERVICES

This Exhibit (“Exhibit”) is entered into by tZERO Markets, LLC, having an address for notice of 525 Washington Blvd, Suite 300, Jersey City, NJ 07310 (for purposes of this Exhibit and the Agreement formed by this Exhibit, “tZERO”) and the Client signing this Exhibit below.

Client has agreed to the Terms and Conditions (or, to the extent Client has not already agreed to the Terms and Conditions, by entering into this Exhibit, Client agrees to the Terms and Conditions). By entering into this Exhibit as indicated below, Client and tZERO are entering into a separate agreement consisting of this Exhibit and the Terms and Conditions (the “Agreement”).

The Agreement specifies the terms and conditions applicable to Client’s access to and use of tZERO’s placement agent services as described in Section 4 (for purposes of this Exhibit, the “Purchased Services”) for Client’s Regulation A offering of up to 3,000,000 shares of the Client’s common stock (the “Offering” and the 3,000,000 shares of common stock referred to as the “Securities”).

For purposes of the Agreement all references to “tZERO” in this Exhibit and the Terms and Conditions will refer to the tZERO entity entering into this Exhibit and all references herein to a “party” or the “parties” refer collectively and interchangeably to Client and such tZERO entity. To the extent of any conflict between this Exhibit and the Terms and Conditions, the Terms and Conditions will control, except to the extent this Exhibit expressly identifies a provision of the Terms and Conditions to be superseded by the Exhibit.

In consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties agree as follows:

1.    Agreement. The Agreement formed by this Exhibit sets forth the entire understanding and agreement of the parties with respect to the Purchased Services hereunder and all access to and use thereof. The Agreement supersedes all prior or contemporaneous communication and proposals (whether oral, written, or electronic) between the parties solely with respect to the Purchased Services under this Agreement, but not as to the Purchased Services under any other Agreement.

2.    Definitions. All capitalized terms used in this Agreement and defined in the context in which they are used will have the meanings given to them herein and as prescribed below. All other terms used in this Agreement will have their plain English meaning as commonly interpreted in the United States.

3.    Term. tZERO’s engagement under this Agreement will continue until the earlier of (a) the two-year anniversary of this Exhibit, or (b) the date of the termination or final closing of the Offering to which the Purchased Services relate. The termination of tZERO’s engagement under this Agreement will be without liability or continuing obligation of Client and tZERO except for (i) Client’s obligation to pay tZERO the fees as described in Section 10, (ii) the Company’s obligation to reimburse tZERO’s out-of-pocket expenses as described in Section 10, and (iii) the provisions of Sections 8 through 9 and Schedule B, all of which will survive termination and remain in full force. Notwithstanding the foregoing, if tZERO or its assignees hereunder are unable to provide the Purchased Services on or prior to May 15, 2023, Client may terminate this Exhibit with no obligation to pay tZERO the fees as described in Section 10 of this Exhibit (including the One-Time Fee which shall be reimbursed) and no obligations under Section 9 of this Exhibit.

4.    Purchased Services. Subject to the terms of this Agreement, including payment of all applicable Fees, tZERO is engaged to act as Client’s exclusive placement agent and arranger in seeking, arranging, negotiating and generally advising with respect to the Offering of Client’s Securities. In connection with performing the Purchased Services Offering, tZERO agrees to perform the activities listed on Schedule A to this Exhibit.  All Services hereunder are limited to the Purchased Services, solely as specified in this Agreement during the Term.

4.1 tZERO hereby accepts such engagement and shall provide the Purchased Services on a “reasonable efforts” basis. Client understands that the Purchased Services will be provided through or using, tZERO’s online platform operated by tZERO and its affiliates to facilitate primary market securities transactions or through a third-party platform designated by tZERO (the “Platform”). Client directs tZERO to post information relating to its Offering and the Offering Materials (as defined below) on the Platform to facilitate the Offering. Client agrees to accept all investments in the Offering by users of the Platform (provided the stated escrow target has been met) and directs that all applicable investment funds be transmitted directly to the escrow account for the Client’s Offering. Client has not granted any other person the right to act as placement agent or underwriter in connection with the Offering. During the term of this Agreement, Client will not (i) offer the Securities for sale to, or solicit any offers to buy from, any person, whether directly or indirectly, other than through tZERO or (ii) engage in discussions with any person other than representatives of tZERO for the purpose of engaging, or considering the engagement of, such person as a finder or broker in connection with the sale by Client of the Securities to potential investors, other than offers or discussions relating to (x) securities issued pursuant to contractual obligations of Client in effect as of the date of this Agreement; and (y) securities issued pursuant to employee benefit, option or purchase plans. Client will furnish to tZERO the names and contact information of all persons with which Client is discussing, or that Client has contacted, concerning the sale of the Securities. tZERO specifically exempts and acknowledges Client’s engagement with EF Hutton.

4.2         Each of Client and tZERO agrees to: (i) conduct the Offering in a manner intended to comply with Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) and (ii) conduct the Offering in a manner intended to comply with the registration or qualification requirements, or available exemptions therefrom, under applicable state “blue sky” laws and applicable securities laws of other jurisdictions.

4.3         Until the termination of this Agreement, Client will not solicit or negotiate with or retain any other financial advisor, placement agent or underwriter in connection with any offering of the Securities. During the term of this Agreement, before Client may engage a third party to provide financial advisory and investment banking services not contemplated by this Agreement (including acting as Client’s book-running lead managing underwriter, exclusive placement agent, exclusive arranger, exclusive financial advisor, exclusive structuring agent, or in any other similar capacity not contemplated by this Agreement), Client shall first offer to engage tZERO to provide such additional services (“Additional Services”) on terms and conditions mutually acceptable to each of Client and tZERO. If tZERO does not accept the Additional Services within 15 days of Client’s offer, Client may engage a third party to render such Additional Services on terms no less favorable than those offered by tZERO, if any.

4.4          Client acknowledges and agrees that any portion or all of the Purchaser Services may be assigned, in tZERO’s discretion, to another SEC-registered broker dealer in good standing with FINRA, provided that such assignment shall not increase fees due by Client in Section 10. Additionally, Client acknowledges and agrees that tZERO may bring in additional placement agents for the Offering and work with a syndicate of broker-dealers to provide the Purchaser Services.

4.5         Client acknowledges and agrees that that all customer data collected through the Platform shall be the property of tZERO. Aside from the Purchased Services, any requests for data and reports shall be subject to the Data and Software Services Exhibit under this Agreement.

5.    Branding. The Purchased Services shall be branded under the brands, trademarks, designs, logos and names of Client (the “Client Marks”). Client acknowledges and agrees that the Client Marks may be used on the Platform and any press release, public announcement or public communication during the Term of this Agreement, provided that any such press release, public announcement, or public communication is pre-approved in writing by Client. If applicable, the name and logo(s) of tZERO shall appear on the Purchased Services as a mutually agreed-upon “Powered by tZERO” reference.

6.    Client Obligations and Offering Materials.

6.1.    Client will provide tZERO with (i) reasonable access to Client’s officers, directors, employees, advisors, and other representatives (collectively, the “Representatives”) as well as any other third parties having a material relationship with Client to the extent that tZERO deems reasonably necessary in connection with the performance of its services under this Agreement and (ii) all other assistance reasonably necessary to tZERO’s performance under this Agreement. Client will furnish to tZERO the information and data relating to Client that tZERO reasonably requests and will notify tZERO of any material events or developments relating to Client, its business, operations or financial condition that occur during the term of this Agreement, including by providing tZERO with copies of any financial reports available after the date of this Agreement as soon as reasonably practicable. Client acknowledges and agrees that tZERO, in performing the services hereunder: (a) will rely on the publicly available information and other information or data received from Client and its Representatives without independent investigation or verification thereof by tZERO; and (b) does not assume responsibility for the accuracy or completeness of information received from Client or its Representatives or from prospective investors, whether or not tZERO makes any independent verification thereof. To Client’s knowledge, all information made available by Client or its Representatives to tZERO under this Agreement or contained in any offering statement (together with any updates, supplements, or amendments thereto) and related materials (collectively, the “Offering Materials”) or supplemental information provided to prospective investors will be, during the period of engagement of tZERO under this Agreement, complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, any and all projections (financial or otherwise) provided by Client or its Representatives to tZERO will be prepared in good faith and, in Client’s business judgment, based on assumptions that are reasonable. Additionally, Client or its Representatives will promptly notify tZERO if it learns of any material inaccuracy or misstatement in, or material omission from any information previously delivered to tZERO. Client understands that in rendering services hereunder tZERO does not provide accounting, legal or tax advice and will rely upon the advice of counsel to Client and other advisors to Client as to accounting, legal, tax and other matters relating to the Offering or any other transaction contemplated by this Agreement.

6.2.    All Offering Materials shall be the responsibility of Client, except for any portion of such Offering Materials provided by tZERO or its Representatives to Client in writing expressly for the inclusion in such Offering Materials, and Company shall update and supplement the Offering Statement and other relevant Offering Materials prior to any closing of an Offering to reflect developments affecting Client. The Offering Statement will include all information to be provided to investors under Regulation A under the Securities Act. Client shall be responsible for compliance with filing requirements of the securities laws of states and other jurisdictions. Client will not, for a period of 30 days following the final closing date of the Offering, offer for sale or sell any Securities unless, in the opinion of Client’s legal counsel, concurred in by tZERO’s legal counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable federal securities laws, state “blue sky” laws or the securities laws of any other jurisdiction with respect to the Offering. For the purpose of assisting with its recordkeeping and due diligence, Client agrees to provide copies of its filing pursuant to Regulation A of the Securities Act in connection with the Offering. In all events, Client acknowledges that tZERO has a right to rely on, and will rely on, the representations and warranties of Client and the investors set forth in the definitive documentation for the Offering.

6.3.    Client further represents and warrants to tZERO that no filing with, or authorization, approval, consent, non-objection, license, order, registration, qualification or decree of, any applicable court or governmental or regulatory authority, instrumentality or agency (each of the foregoing being referred to as a “Government Entity”) is necessary or required in order for Client to enter into this Agreement or to issue, offer and sell Securities in an Offering contemplated hereunder, and there is no applicable directive, rule, order, agreement or communication, either written or oral, of or with any Government Entity that would adversely affect or preclude or be expected to adversely affect or preclude the ability of Client to enter into this Agreement, to perform its responsibilities and obligations hereunder, or to issue, offer and sell any Securities in an Offering contemplated hereunder.

7.    Independent Contractor; No Fiduciary Obligations. Client acknowledges that it is a sophisticated business enterprise and has retained tZERO for the limited purposes set forth in this Agreement and that tZERO is an independent contractor and nothing in this Agreement should be construed as creating an agency relationship between the parties. It is understood that tZERO shall not, and shall not be entitled to, enter into a definitive agreement relating to an Offering on behalf of Client and that Client is under no obligation to enter into any definitive agreement or proceed with an Offering, and that tZERO has no obligation to underwrite, purchase or place any Securities of Client for its own account or for resale to third parties or to provide, or enter into any agreement, arrangement or structuring in respect of, any type of financing (including without limitation by means of any loan, lending or credit facility, any debt or loan participations or any similar financing or debt obligation) by virtue of this Agreement and will have no liability to Client if an Offering is not completed. The parties further acknowledge and agree that their respective rights and obligations as set forth herein are contractual. Accordingly, Client disclaims any intention to impose any fiduciary duties or obligations on tZERO by virtue of the engagement contemplated by this Agreement, and tZERO will not be deemed to have any fiduciary duties or obligations to any investors or any other persons, Client, its affiliates, and their respective officers, directors, securityholders, partners, members, affiliates or creditors as a result of this Agreement or the services to be provided pursuant hereto. Client covenants and agrees that any agreements documenting the sale of the Securities in an Offering will include provisions reasonably acceptable to tZERO in which the purchasers (a) disclaim and disavow any reliance upon tZERO or its officers, directors, employees, attorneys or affiliates in connection with the Offering and related agreements documenting the sale of the Securities in the Offering; (b) state that they relied solely on their own independent investigation before entering into the purchase agreement; (c) agree that all claims, obligations, liabilities, demands or causes of action that may be based upon, arise under or relate to the agreements documenting the sale of the Securities in the Offering or the negotiation, execution or performance of the same may be made only against Client; (d) waive and release all liabilities, claims, demands, causes of action and obligations against tZERO or its officers, directors, employees, attorneys or affiliates in connection with the agreements documenting the sale of the Securities in the Offering and any transactions contemplated thereby; and (e) agree that tZERO will be a third party beneficiary of such provisions. tZERO will not have any rights or obligations in connection with the Offering contemplated by this Agreement other than those expressly provided in this Agreement. Client acknowledges that tZERO has had, and may currently or in the future have, investment banking or other relationships with parties that operate in Client’s industry or that otherwise may provide tZERO with information of interest to Client, and that tZERO has no obligation to disclose such relationships or information to Client.

8.    Indemnification. This Section 8 is intended to supersede Sections 23 and 24 of the Terms and Conditions. In consideration of tZERO’s execution and delivery of this Agreement, Client will indemnify and hold harmless tZERO, its affiliates, and each of its and their respective directors, executive committees, officers, managers, members, partners, securityholders, advisers, agents, employees, and controlling persons (within the meaning of the Securities Act) to the extent and as provided in Schedule B, which forms a part of this Agreement. The provisions of this Section and Schedule B will be binding upon any successors or permitted assigns of Client and will survive the termination of this Agreement.

9.    Tail. If this Agreement is terminated before completion of an Offering, tZERO will be entitled to 3% of the gross proceeds of an offering, or 1% of the gross proceeds of an offering if EF Hutton is the placement agent for such offering, if (i) at any time prior to the expiration of 12 months after the Effective Date (the “Tail Period”) the offering is consummated or (ii) Client enters into an agreement, commitment or understanding, definitive or otherwise, relating to the offering during the term of this Agreement or during the Tail Period, and such offering is ultimately completed; provided, that, for the avoidance of doubt, except as set forth in Section 3 herein, no termination of the engagement hereunder shall affect Client’s obligations to pay any Fee in accordance with this Section 9 or out-of-pocket expenses in accordance with Section 10.2 below to the extent provided for herein and to indemnify certain related persons and entities as provided in this Agreement. For the avoidance of doubt, the tail fee set forth in this Section 9 shall only be with respect to the Regulation A Offering of Client’s 3,000,000 shares of common stock and not for any other public offering, private placement, or otherwise.

10.    Fees; Expenses.

10.1.    Client shall pay tZERO a one-time consulting Fee of $10,000 and a due diligence Fee of $5,000 for the Offering (“One-Time Fee”). Payment of the One-Time Fee will be due and payable by Client on or before the Effective Date of this Agreement

10.2.    As compensation for the Purchased Services, Client shall pay to tZERO a fee (the “Offering Fee”) equal to 3% of the gross proceeds received by Client from Investors. Any such Offering Fee shall be paid by Client to tZERO in full upon the consummation of the Offering. In respect of an Offering that is to be consummated in a series of closings or fundings, such fee shall be due and payable in cash concurrent with the closing of each sale of the Securities that is part of the Offering. For the avoidance of doubt, no fee payable to any other financial advisor by Client in connection with an Offering will reduce or otherwise affect the Offering Fee or the One-Time Fee payable to tZERO.

10.3.    Client shall reimburse tZERO for all reasonable out-of-pocket expenses and the reasonable fees and disbursements of legal counsel and other advisers, incurred by tZERO in connection with performing its obligations under this Agreement, including all fees or charges required or imposed by any governmental agency in connection with the Offering, by any third-party payment processor or for KYC and AML third party vendors in connection with the Offering; provided that the Client must pre-approve any expenses greater than $2,000 in writing, except for the FINRA Fee, third-party payment processor fees and third party KYC and AML vendor fees, which are hereby approved. Without limiting the foregoing, Client shall reimburse tZERO for the Financial Industry Regulatory Authority (“FINRA”) Corporate Financing fee, pursuant to FINRA Rule 5110, applicable to the Offering (the “FINRA Fee”).  Such FINRA Fee will be calculated in accordance with the provisions of Rule 5110.  tZERO shall pay the FINRA Fee directly to FINRA and provide to Client the Fed reference number for the applicable wire payment to FINRA, or other proof of payment, once such payment has been completed. All expenses, including all FINRA Fees, will be reimbursed by Client within 30 days of invoices for such expenses issued by tZERO. Client’s obligation to reimburse tZERO for out-of-pocket expenses pursuant to this Section will apply whether or not an Offering is completed. Client also will also be responsible for all other fees, charges, and expenses relating to an Offering, including the charges of its own counsel, accountants or other advisors, filing fees, printing charges, and related costs

11.    Tombstone Advertisements. Notwithstanding the Confidentiality obligations in the Terms and Conditions, tZERO may place customary “tombstone” advertisements and announcements, at its own expense, in financial and other newspapers and media describing its role in the Offering, and Client authorizes tZERO to use Client’s name and logo in any such advertisement and announcement; provided, that tZERO will not disclose the size of the Offering or proceeds received by Client and its securityholders, unless such information otherwise has been publicly disclosed. If requested by tZERO, Client will include a mutually acceptable reference to tZERO in any press release or other public announcement made by Client regarding the Offering.

The parties, intending to be legally bound by the terms of this Agreement, have executed this Agreement by their respective authorized representatives as of the Effective Date.

FOR TZERO: TZERO MARKETS, LLC	FOR CLIENT: INVEST INC.

Signature: Name: Title: Date:	Signature: Name: Title: Date:

Schedule A
Purchased Services

The Purchased Services hereunder will include the following:

1.	Due diligence on the Offering and the business, operations, properties, financial condition, and prospects of Client;

2.

Review and process Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering), using tZERO and third-party vendors resources, and other compliance background checks, and provide a recommendation to Client whether or not to accept Investor as a customer of the Client based solely on AML and KYC process;

3.	Coordinate and help establish escrow services for Investor documentation, if necessary;

4.	Contact and/or notify the Client of any Investor that tZERO advises Client to decline;

5.	Contact and/or notify the Client, if needed, to gather additional information or clarification;

6.

Serve as a registered agent for the Offering on which it acts as broker-of-record where required for state blue sky law requirements; provided, however, Client shall make all blue sky notice filings where required;

7.	Coordinate and transmit book-entry data to Client’s transfer agent to assist in maintaining Client’s ownership registry for the Offering;

8.

Keep Investor details and data confidential in accordance with tZERO’s privacy policy and not disclose to any third-party except as required by regulators or in performance of its obligations under this Agreement (e.g. as needed for AML and background checks);

9.	Make available a Platform for the Offering which give investor accessibility to the Offering Materials and the ability to submit an investment commitment for the Offering;

10.	Provide Client with list of prospective investors sourced from the Platform;

11.	If requested, to coordinate with third party marketing firms to provide such services, in compliance with Applicable Laws, including investor suitability analysis (if applicable);

12.	Coordinate inquiries as may be requested by Investors; and

13.	Such other services from time to time agreed on by tZERO and Client in connection with the Offerings.

Schedule B

Indemnification Terms and Conditions

(a)	To the fullest extent permitted by applicable law, Client will promptly, upon demand:

(i)

indemnify and hold harmless tZERO Markets, LLC and its affiliates (collectively, “tZERO”), and its and their respective directors, executive committees, officers, managers, members, partners, securityholders, advisers, agents, employees, and controlling persons within the meaning of the federal securities laws (tZERO and each such person being referred to herein as an “Indemnified Person”), from and against any losses, claims, demands, damages, costs, expenses, or liabilities of any kind, including in respect of actual or threatened actions, proceedings, and investigations in respect thereof (“Claims”), whether or not such Indemnified Person is a potential or actual named party or witness (collectively, “Liabilities”) relating to, arising out of or in connection with, directly or indirectly, (A) tZERO’s engagement under the Agreement and the services rendered by tZERO in connection therewith or (B) Client’s actions or failures to act (including statements or omissions made or information provided by Client or its agents) or actions or failures to act by an Indemnified Person with Client’s consent or in reliance on Client’s actions or failures to act; and

(ii)

reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel and accountants) incurred by such Indemnified Person in connection with investigating, preparing for, responding to, pursuing or defending any such actual or threatened Claims in any jurisdiction, whether or not in connection with pending or threatened Claims to which any Indemnified Person is a party or witness, in each case as such expenses are incurred or paid.

Notwithstanding the foregoing, Client will not be responsible for any Liabilities or expenses pursuant to subsection (i)(A) of this clause (a) to the extent the same have been finally determined by a court or arbitral panel of competent jurisdiction to have resulted solely and directly from tZERO’s gross negligence or willful misconduct. Client agrees that no Indemnified Person will have any liability (whether direct or indirect, in contract, tort or otherwise) to Client or its affiliates, directors, officers, agents, creditors, managers, members, securityholders, employees or controlling persons for or in connection with the Agreement and the services rendered by tZERO in connection therewith, except to the extent that any such Liabilities or expenses incurred by Client have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person; provided, however, that, to the extent permitted by applicable law, no Indemnified Person shall be responsible for any consequential, indirect, incidental, punitive, or special damages of any nature or damages for lost profit.

(b)

Client will not, without tZERO’s written consent, which will not be unreasonably withheld, settle, compromise, consent to the entry of any judgment with respect to or otherwise seek to terminate any claim, action or proceeding in respect of which indemnification may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from any Liabilities arising out of such claim, action or proceeding, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

(c)

If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any Liabilities (or related expenses) referred to in paragraph (a) of this Schedule B, then in lieu of indemnifying such Indemnified Person hereunder, Client will contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (and related expenses) in such proportion as is appropriate to reflect the relative benefits (received or anticipated) to Client and its securityholders, on the one hand, and tZERO, on the other hand, of the Offering or, if such allocation is not permitted by applicable law, then on the basis of such relative benefits and fault of each of Client and tZERO, as well as any other relevant equitable considerations. For the purposes of the Agreement, the relative benefits to Client and its securityholders and to tZERO will be deemed to be in the same proportion as (i) the total net proceeds received or contemplated to be received by Client or its securityholders, as the case may be, in connection with the Offering, whether or not any such Offering is consummated, bears to (ii) the fees actually paid or to be paid to tZERO under the Agreement (excluding reimbursable expenses); and the relative fault will be determined by reference to, among other things, whether an untrue or alleged untrue statement of material fact or an omission or alleged omission to state a material fact in the Offering Materials relates to information supplied by Client or by tZERO, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent any such statement or omission. Notwithstanding the foregoing, in no event will the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by tZERO under the Agreement.

(d)

An Indemnified Person will promptly notify Client in writing as to any matter for which indemnification may be sought and will provide copies of all relevant documentation to Client, but the failure to so notify Client or provide such documentation will not relieve Client from any liability which it may have to any Indemnified Person hereunder, to the extent that Client is not materially prejudiced as a result of such failure. After such notice is given, Client will have the right, at its option, to assume the defense of any action or proceeding in respect of which indemnification may be sought hereunder, provided that Client engages counsel satisfactory to the Indemnified Person, notifies the Indemnified Person of such engagement, and assumes the payment of all fees and expenses of such counsel, in which event, except as provided below, Client will not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such action or proceeding, other than reasonable costs of investigation. Any Indemnified Person will have the right to participate in any action or proceeding the defense of which Client will have so assumed, and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Person unless (i) Client and such Indemnified Person will have agreed in writing to the retention of such counsel, (ii) the named parties to any such action or proceeding (including any impleaded parties) include Client and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, present a conflict of interest or be inappropriate due to actual or potential differing interests between Client and such Indemnified Person, in each case under applicable rules of professional ethics, or (iii) Client shall not have assumed the defense of any action or proceeding and employed counsel reasonably satisfactory to such Indemnified Person (such approval not to be unreasonably withheld, conditioned, or delayed) in a timely manner.

(e)

Client’s indemnification, reimbursement, and contribution obligations hereunder will be in addition to any liability which Client may otherwise have, and will not be limited by any rights tZERO or any other Indemnified Person may have at common law or otherwise and will survive the termination or completion of the engagement contemplated by the Agreement. Client consents to personal jurisdiction and service and venue in any court in which any claim that is subject to indemnification hereunder is brought against tZERO or any other Indemnified Person.

(f)	Capitalized terms used but not defined in this Schedule B will have the respective meanings ascribed thereto in the Agreement to which this Schedule B is attached.

(g)

In the event Client proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and Client is not to be the surviving or resulting corporation or entity in such merger or consolidation, Client will give prompt prior notice thereof to tZERO and will make proper provision in a manner reasonably satisfactory to tZERO so that Client’s obligations hereunder are expressly assumed by the other party or parties to such transaction.